Exhibit 99.1

Poniard Pharmaceuticals to Seek Shareholder Approval
for Reverse Stock Split

Seattle and San Francisco (July 27, 2006) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a specialty pharmaceutical company focused on oncology, today announced that its board of directors has authorized the Company to seek shareholder approval to authorize an amendment to the Company’s articles of incorporation to effect a one-for-six reverse stock split. If approved by the Company’s shareholders, the reverse stock split would affect all shares of common stock, including those shares underlying stock options and warrants, outstanding immediately prior to the effective time of the reverse stock split. As of July 26, 2006, Poniard had approximately 136.8 million common shares outstanding.

“We are recommending a reverse stock split because we believe that all of our shareholders will benefit from a capital structure more appropriate for a company of our operational and financial status,” said Jerry McMahon, Ph.D., chairman, president and CEO of Poniard. “We view capital restructuring as a logical next step in our corporate transformation and in our efforts to position the Company to reflect potential value generated as key milestones are announced over the next 12 months. The reverse stock split also may have the benefits of increasing both the marketability of our stock to potential new investors and the ability of large institutional investors to hold our shares.”

A special meeting of Poniard’s shareholders is scheduled to be held on September 22, 2006 to consider the proposed reverse stock split. The date for determining shareholders of record entitled to receive notice of, and to vote at, the special meeting is August 16, 2006. If approved by the shareholders, the reverse stock split will become effective as soon as practicable after the date of the special meeting.

Poniard filed today preliminary proxy materials with the Securities and Exchange Commission (SEC) and, subject to satisfaction of SEC requirements, intends to mail definitive proxy materials to shareholders in mid-August. Detailed information about the reverse stock split will be contained in the definitive proxy statement. Shareholders of Poniard are advised to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information. The definitive proxy statement will be available free of charge at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement by contacting Poniard at the address and telephone number below. The Company, its board of directors, executive officers, employees and certain other persons may be deemed to be participants in the solicitation of proxies of Company shareholders in connection with the proposed reverse stock split. These individuals may have interests in the reverse stock split, including interests resulting from their ownership of common stock or other securities of Poniard. Information concerning these individuals, their interests in the reverse stock split and their participation in the solicitation will be set forth in the definitive proxy statement.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile. An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors. Picoplatin currently is being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers. As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors. For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business model, planned research and development programs and clinical trial activities. The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, clinical trials and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 Poniard Pharmaceuticals, Inc. All Rights Reserved.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals
Corporate Communications

750 Battery Street, Suite 400

San Francisco, CA  94111

206-286-2517

jrathbun@poniard.com

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